Exhibit 8.1

[ANDREWS KURTH LLP LETTERHEAD]

May 13, 2013

Capstead Mortgage Corporation

8401 North Central Expressway, Suite 800

Dallas, Texas 75225

Re:	Underwritten Offer and Sale of 6,000,000 Shares of 7.50% Series E Cumulative
Redeemable Preferred Stock of Capstead Mortgage Corporation

Ladies and Gentlemen:

We have acted as special counsel to Capstead Mortgage Corporation, a Maryland corporation (“Capstead”), in connection with the proposed public offering of up to 6,900,000 shares of 7.50% Series E Cumulative Redeemable Preferred Stock, $0.10 par value per share (the “Preferred Shares”) that are being offered and sold pursuant to Capstead’s Registration Statement on Form S-3 (file no. 333-179607) initially filed with the Securities and Exchange Commission on February 21, 2012, all of which Preferred Shares are to be sold by Capstead pursuant to the Underwriting Agreement, dated May 8, 2013, by and between Capstead and the parties named in Schedule II thereto.

You have requested our opinion regarding Capstead’s qualification as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth below. Capstead has and has had a number of wholly-owned subsidiaries, the income, liabilities, and assets of which are not and were not accounted for separately from Capstead for federal income tax purposes pursuant to applicable provisions of the Code. This letter refers to Capstead, as aggregated with such subsidiaries as were in existence during the period for which reference is made, as “Capstead REIT.” In addition, Capstead owned all of the outstanding common stock of Capstead Securities Corporation I (“Old CSC I”) from March 13, 1986, until December 30, 1993, the date of its merger with and into CMC Liquidation Corporation (which corporation changed its name to Capstead Securities Corporation I (“New CSC I”)).

For the purpose of rendering our opinion, we have examined and, except in the case of paragraphs 5 and 6 below to the extent of our second opinion expressed below, are relying upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

1.	The Articles of Incorporation of Capstead and the Certificate of Incorporation of (i) Old CSC I, (ii) CMF Mortgage Funding Corporation, (iii) Capstead Holdings, Inc., (iv)

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Capstead Inc. and (v) each wholly-owned subsidiary of Capstead, each as amended and supplemented to the date hereof.

2.	The By-Laws of Capstead and the Bylaws of Old CSC I.

3.	Capstead REIT’s federal income tax returns for taxable years 1985 - 2011.

4.	Old CSC I’s federal income tax returns for taxable years 1986 - 1993.

5.	The base prospectus dated February 23, 2012, including all documents incorporated by reference therein (the “Base Prospectus”).

6.	The prospectus supplement dated May 8, 2013 (the “Prospectus Supplement”).

7.	Representations made to us by an officer of Capstead in a certificate as of the date hereof and representations made to us by an officer of New CSC I in a certificate as of the date hereof (the “Officers’ Certificates”).

In connection with rendering this opinion, we have assumed and are relying upon, without any independent investigation or review thereof, the following:

1.	(i) The authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies, (iii) the due authorization, capacity, execution and delivery on behalf of the respective parties thereto of all documents referred to herein and the legal, valid and binding effect thereof on such parties, (iv) the genuineness of all signatures on documents examined by us, (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (vi) each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed. We have further assumed that each of the parties to each of the documents referred to herein fully complies with all of its obligations thereunder and that there are no arrangements, understandings or agreements among any of the parties relating to such documents other than those evidenced by such documents.

2.	The correctness of the factual representations contained in the Officers’ Certificates, and that all representations made “to the best knowledge of” any person will be true, correct and complete as if made without that qualification.

3.	None of Capstead, its wholly-owned subsidiaries, or Capstead Inc. will make any amendments to its organizational documents after the date of this opinion that would

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May 13, 2013

adversely affect Capstead REIT’s qualification as a REIT under the Code for any taxable year.

4.	No actions will be taken by Capstead REIT after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Based on the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	For all of its taxable years beginning September 5, 1985, and ending December 31, 2012, Capstead REIT qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and Capstead REIT’s organization and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2013 and thereafter.

2.	The statements in the Base Prospectus set forth under the caption “Federal Income Tax Consequences of Our Status as a REIT” and the statements in the Prospectus Supplement set forth under the caption “Additional U.S. Federal Income Tax Considerations,” insofar as such statements constitute a summary of the legal matters referred to therein, fairly present the information with respect to such legal matters.

The ability of Capstead REIT to qualify as a REIT under the Code for its 2013 taxable year and subsequent taxable years will depend on future events, some of which are not within the control of Capstead REIT. Additionally, it is not possible to predict whether the statements, representations, warranties or assumptions on which we have relied to issue this opinion will continue to be accurate in the future. We will not review on a continuing basis Capstead REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officers’ Certificates. Accordingly, no assurance can be given that the actual results of Capstead REIT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change and new interpretation, both prospectively and retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent Capstead REIT from qualifying as a REIT under the Code. Although the opinions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the

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Internal Revenue Service and the courts are not bound by, and may disagree with, the opinions set forth herein. These opinions are rendered only as of the date hereof, and we assume no obligation to update our opinions to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention. Except to the limited extent described in the fourth paragraph of this letter, we have made no efforts to verify the accuracy or genuineness of the documents, assumptions or representations set forth above. If any one of the statements, representations, warranties or assumptions that we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Current Report on Form 8-K related to the public offering of the Preferred Shares, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement.

Very truly yours,

/s/ ANDREWS KURTH LLP

TWF; TRP